                                                                          EX-2.3


                            ASSET PURCHASE AGREEMENT



                                     BETWEEN



                                 SRS LABS, INC.



                                       AND

                            R.G.A. & ASSOCIATES, LTD.

                        D/B/A TOTEVISION AND VIP LABS(R)

                                TABLE OF CONTENTS

                                                                                 PAGE

I. Purpose of Agreement.............................................................1

II. Purchase and Sale of the Assets.................................................1

        A. Manufacturing, Test and Demonstration Equipment, Furnishings and
        Documentation...............................................................1
        C. Business Records and Data................................................1
        D. Intellectual Property....................................................2
        E. Contract Rights..........................................................2

III. Assumption of Certain Liabilities..............................................2

IV. Consideration...................................................................2

        A. Initial Payments.........................................................2
        B. Royalty Payments.........................................................3

IV. Representations and Warranties..................................................4

        A. Representations and Warranties of Each Party.............................4
        B. Representations and Warranties of Seller.................................4
        C. Representations and Warranties of Purchaser..............................7

V. Covenants........................................................................8

        A. Liability of The Parties.................................................8
        B. Cooperation..............................................................9
        C. Public Communications....................................................9
        D. Bulk Sales..............................................................10

VI. Taxes on This Purchase.........................................................10

        A. Sales and Other Transfer Taxes..........................................10
        B. Other Taxes.............................................................10

VII. Additional Agreements; Opinions...............................................10

VIII. Miscellaneous................................................................11

        B. Notices.................................................................11
        C. Amendments; Waivers.....................................................12
        D. Section Headings........................................................12
        E. Counterparts............................................................12
        F. Assignment..............................................................12
        G. Governing Law...........................................................12
        H. Disputes................................................................13
        I. Entire Agreement; Supersedure...........................................13
        J. Subsequent Invalidity, Illegality or Unenforceability...................13

Note: The following Attachments and Exhibits to this Asset Purchase Agreement ----- have not been filed herewith. The Registrant will furnish supplementally to the Commission, upon request, a copy of any such omitted Attachment or Exhibit.

          Attachment 1:  A. Description of Manufacturing, Test and Demonstration
          -------------      Equipment


                         B. Description of Inventory

          Attachment 2: Form of Assignment Agreement - Intellectual Property ------------- Other Than Patents and Trademarks

          Attachment 3:  Form of Assignment Agreement - Trademarks
          -------------
          Attachment 4:  Form of Assignment Agreement - Patents
          -------------
          Attachment 5:  Form of Assignment Agreement - Contracts
          -------------
          Attachment 6:  Assumed Liabilities
          -------------
          Attachment 7:  Royalty Payments
          -------------
          Exhibit A:     Form of Warrant
          ----------
          Exhibit B:     Form of Corporate Counsel Opinion
          ----------

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("Agreement"), dated as of January 28, 1998 ("Effective Date"), is entered into by and among R.G.A. & Associates, Ltd., d/b/a ToteVision and VIP Labs(R) (the "Seller") and SRS Labs, Inc. ("Purchaser").

I.      Purpose of Agreement

        On December 6, 1993, the Seller and Hughes Aircraft Company ("Hughes") entered into an Asset Purchase Agreement (the "Hughes Agreement"), pursuant to which the Seller purchased certain assets related to Hughes' Audio Intelligibility Systems for use in connection with the Seller's voice intelligibility processor technology business (the "Business"). Seller wants to sell to Purchaser, and Purchaser wants to buy from Seller, the current assets of Seller related to the Business, whether or not such assets were purchased by Seller from Hughes or thereafter developed by, or on behalf of, Seller.

II.     Purchase and Sale of the Assets.

        The Seller hereby agrees to sell to the Purchaser and the Purchaser hereby agrees to purchase from the Seller, subject to and upon the terms and conditions contained herein, all of the Assets (as defined below), free and clear of any option, lien, pledge, mortgage, security interest or other encumbrance of any kind, except for the security interest granted to Hughes pursuant to the Hughes Agreement.

        The "Assets" means the following property related to the Business:

         A. Manufacturing, Test and Demonstration Equipment, Furnishings and Documentation

                  Machinery, equipment, tools and tooling, molds, fixtures, laboratory and test equipment and furnishings, office furniture, documentation, instructions, blueprints, drawings, schematics, trade show equipment and displays, bins, racks and shelving (including set up plans and instructions associated therewith), demonstration discs (CD's), audio and video tapes, and other similar items of property, whether owned or leased, utilized in the design, manufacture, testing and demonstration of the products of the Business, listed in ATTACHMENT 1.

         B.       Inventory

                  Work in process, materials and supplies inventories, components and sub assemblies, products (including prototypes, mockups, products returned as defective, salesperson's samples and/or demonstration units), listed in ATTACHMENT 1.

         C.       Business Records and Data

                  Except for corporate organizational documents, all operating files of the Business, including notebooks, records, reports, customer and vendor lists and contact logs, sales order and vendor history files, confidentially and other business agreements, advertising materials and signs (including copy, artwork, photographic negatives or plates and agreements with advertising agencies), and all documentation relating to the filing for and award/registration of the patents and trademarks described in Paragraph D below.

        D.     Intellectual Property

               1. The intellectual property other than patents and trademarks described in the Assignment Agreement -- Intellectual Property Other Than Patents and Trademarks (ATTACHMENT 2).

               2. The trademarks and trademark applications, including, all goodwill associated therewith, described in the Assignment Agreement -- Trademarks
                      (ATTACHMENT 3).

               3. The patents and patent applications described in the Assignment Agreement - Patents (ATTACHMENT 4).

        E.     Software

               All software, whether DSP-based or higher level language, which is used in demonstrating and implementing aspects of the Business. All forms of such software, including all media storage and printed versions, together with all associated documentation shall be provided to Purchaser by Seller.

        F.     Contract Rights

               All rights of the Seller, under the agreements described in the Assignment Agreement - Contracts (ATTACHMENT 5) (the "Contracts").

III.    Assumption of Certain Liabilities

        The Purchaser hereby agrees that, subject to and upon the terms and conditions contained herein, it hereby assumes and agrees to satisfy and perform when due only the obligations and liabilities of the Seller described on ATTACHMENT 6 (the "Assumed Liabilities"). Notwithstanding anything in this Agreement to the contrary, the Purchaser is not assuming and will not perform any liabilities or obligations not specifically described in attachment 6.

IV.     Consideration

         In consideration for the Assets, Purchaser shall pay to Seller the following amounts:

         A.       Initial Payments.

                  1. $500,000.00 shall be paid on the date hereof to Seller by delivery of cashier's check or wire transfer to an account designated by Seller.

                  2. Irrevocable instructions shall be delivered on the date hereof by the Company to the Company's transfer agent to deliver to the Seller a certificate in the name


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

                           of the Seller (or such other individual or entity as shall be nominated by Seller) representing 25,000 shares of the Purchaser's Common Stock (the "Shares").

                  3. A 4-year warrant to purchase 100,000 shares of the Purchaser's Common Stock at an exercise price equal to $9.467 per share, in the form of EXHIBIT A attached hereto, shall be delivered in the name of the Seller (or such other individual or entity as shall be nominated by Seller) to the Seller on the date hereof (the "Warrant").

         B.       Royalty Payments

                  1. For the periods aggregating four (4) years after the date hereof, the Purchaser shall pay to the Seller the royalties described on ATTACHMENT 7. Royalties shall be computed based on the currency of the United States and shall be paid in the currency of the United States. Royalties shall be calculated at the end of every calendar quarter ("Payment Period") and paid within forty-five (45) days after the end of such Payment Period. A written statement ("Royalty Statement") shall accompany each royalty payment, or shall be sent alone within such forty-five (45) day period if no royalties are due for the respective Payment Period, providing a complete itemized description of the calculation of the royalties paid for the respective Payment Period.

                  2. The Purchaser shall maintain books of account and records concerning costs, sales and other items necessary for the calculation of royalties for a period of three (3) years after the respective royalty is paid. A certified public accountant appointed by the Seller may, at the Seller's expense, examine such books and records solely for the purpose of verifying the accuracy of any Royalty Statement or other accounting rendered by the Purchaser hereunder. The Seller agrees that such certified public accountant shall be required to sign an agreement with the Purchaser protecting confidential information of the Purchaser and shall be authorized by the Purchaser to report to the Seller only the amount of royalties due and payable in respect of the Royalty Statement examined. Such examination shall take place at a mutually agreed upon time and place, but in any event only during the Purchaser's normal business hours and upon reasonable advance written request. The Purchaser agrees to pay for the reasonable fees, costs and expenses charged by any certified public accountant engaged by the Seller for such review if the royalties paid pursuant to the Royalty Statement examined are understated by more than fifteen percent (15%) of the royalties actually due. The Seller shall have no other rights to examine the Purchaser's books and records.

                  3. The Purchaser shall, at its option, be entitled to reduce the amounts that the Purchaser would otherwise be obligated to pay to the Seller pursuant to this
                           Section IV.B, in satisfaction of any of the Seller's obligations to the Purchaser hereunder, including, without limitation the obligation to pay the Purchaser for warranty services provided by the Purchaser as described in ATTACHMENT 6.

V.      Representations and Warranties

        A.      Representations and Warranties of Each Party

                Each Party (where applicable) represents and warrants to the other Party as follows:

                1. It is a corporation duly organized, validly existing and in good standing, and has all necessary corporate power to enter into this Agreement and the other documents and agreements referenced or contemplated herein and to perform all of its obligations hereunder and thereunder.

                2. The execution, delivery and performance of this Agreement and the other documents and agreements referenced or contemplated herein has been duly authorized by its management.

                3. Each of this Agreement and the other documents and agreements referenced or contemplated herein constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its respective terms.

        B.      Representations and Warranties of Seller

                Except as set forth on the disclosure schedule attached hereto and incorporated herein by this reference (the "Disclosure Schedule"), the Seller represents and warrants to Purchaser as follows:

                1. The execution and the delivery of this Agreement and the other documents and agreements referenced or contemplated herein and the consummation of the transactions contemplated hereby and thereby will not:

                        a. violate any term or provision of the Seller's Articles of Incorporation or Bylaws;

                        b. result in the creation of any lien or encumbrance upon any of the Assets; or

                        c. violate or result in a breach of or constitute a default under any judgment, order, decree, law, rule, regulation or other restriction of any court, government or governmental agency relating to the Assets.

                2. Seller has and, upon Closing, the Purchaser shall have, sole, good and marketable title to the Assets (notwithstanding any actions taken by the Purchaser with respect to the Assets), free and clear of all liens, encumbrances or claims of any kind or nature whatsoever, including those portions of the Assets which may have been developed by Seller's consultants or independent contractors. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to the physical condition of the Assets described in Section II.A.

                3. Seller was issued and continues to hold a patent or patents issued from the U.S. Patent Office and/or from other agencies, if any, pursuant to any and all patent applications acquired by the Seller under the Hughes Agreement, and such patents are included in the intellectual property portion of the Assets listed or included in Attachment 4 of this Agreement.

                4. The Seller has not sold, transferred, licensed, abandoned, released, pledged or subjected to lien, charge or encumbrance of any kind any of the intellectual property acquired by the Seller from Hughes pursuant to the Hughes Agreement, and the intellectual property listed or included in Attachments 2, 3 and 4 to this Agreement accurately and completely list or encompass and include all of such intellectual property, together with any and all additional intellectual property owned by Seller in connection with the Business as of the date hereof, which intellectual property collectively constitutes the intellectual property portion of the Assets. The Seller has paid all maintenance fees or other governmental fees, and made all necessary filings, required to keep the intellectual property listed in Attachments 2, 3 and 4 in full force and effect. There are no immediate necessary formal actions which must be taken to maintain the intellectual property listed in Attachments 2, 3 and 4 except as specifically noted in the respective attachment.

                5. The operations of the Business, the use of the products of the Business by Seller's customers for the purpose for which sold, and the use or publication by Seller or Purchaser of the technology disclosed in the patents and the trademarks included in the Assets do not, to the best of Seller's knowledge, involve infringement or claimed infringement of any patent or trademark. Seller warrants that the patents and trademarks included in the Assets are, to the best of Seller's knowledge, valid, enforceable and free from defects.

                6. There are no actions, suits, or proceedings pending or, to the actual knowledge of Seller, threatened which, individually or in the aggregate, would have a material adverse effect on the Assets or which would seek to question, delay or prevent the consummation of, or materially impair the ability of Seller to consummate the transactions contemplated hereby.

                7. Except as specifically provided in this Agreement, there are no authorizations, approvals, consents or waivers required to be obtained from, or notices or filings required to be given to or made with, any government, governmental agency or third party for the consummation by Seller of the transactions contemplated hereby or the continued operation of the Business.

                8. True and complete copies of all Contracts included in the Assets have been made available to Purchaser prior to the execution hereof. As of the date hereof, except as otherwise provided in this Agreement:

                        a. there exist no circumstances which would affect the validity or enforceability of any of the Contracts in accordance with their respective terms;

                        b. Seller has performed and complied in all material respects with all obligations required to be performed by it to date under, and is not in default (without giving effect to any required notice or grace period) under, or in breach of the terms, conditions or provisions of any of the Contracts; and

                        c. the validity and enforceability of any of the Contracts has not been and shall not in any manner be affected by the consummation of the transactions contemplated hereby.

                9. Seller holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of the Business as presently conducted, and has to the best of its actual knowledge, complied with all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over it, with respect to the conduct of the Business, where the failure to so comply could have a material adverse affect upon any of the Assets. Any such permits and licenses will be assigned or transferred to Purchaser to the extent permitted by law, on or prior to the date hereof.

                10. The Seller represents and warrants that the Warrant and the Shares are being acquired by the Seller (or such other individual or entity as shall be nominated by Seller) for its personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

                11. Seller acknowledges that Purchaser may issue shares upon the exercise of the Warrant without registering such shares under the Securities Act of l933, as amended (the "Securities Act"), on the basis of certain exemptions from such registration requirement. Accordingly, Seller agrees that the exercise of the Warrant may be expressly conditioned upon delivery to the Purchaser of an investment certificate including such representations and undertakings as the Purchaser may reasonably require in order to assure the availability of such exemptions, including a representation that the entity exercising the Warrant is acquiring the shares for investment and not with a present intention of selling or otherwise disposing thereof and an agreement by such entity that the certificates evidencing the shares may bear a legend indicating such non-registration under the Securities Act and the resulting restrictions on transfer. Seller acknowledges that, because shares received upon exercise of the Warrant may be unregistered, the shares may be required to be held indefinitely unless they are subsequently registered for resale under the Securities Act or an exemption from such registration is available.

                12. Seller hereby acknowledges that U.S. federal and state securities laws may require the placement of certain restrictive legends upon the Shares and the shares issued upon exercise of the Warrant, and Seller hereby consent to the placing of any such legends upon certificates evidencing the Shares or such shares as the Purchaser, or its counsel, may deem necessary or advisable.


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
                13. Neither this Agreement, nor any certificate, exhibit or other written document provided to Purchaser by Seller with respect to the transactions contemplated hereby contains any untrue statement of a material fact nor omits nor misstates any material fact which may reasonably be expected to materially and adversely affect any of the Assets.

                14. Since the inception of the Business, the Seller has duly filed all federal, state, county and local tax returns required to have been filed, and have paid or caused to be paid all taxes required to be paid, with respect to the Business in those jurisdictions where the nature or conduct of the Business requires such filing and where the failure to do so would have a material adverse affect on the Assets.

        C.      Representations and Warranties of Purchaser

                Purchaser represents and warrants to Seller as follows:

                1. The execution and the delivery of this Agreement and the other documents and agreements referenced or contemplated herein and the consummation of the transactions contemplated hereby and thereby will not:

                        a. violate any term or provision of its Articles of Incorporation or Bylaws; or

                        b. violate or result in a breach of or constitute a default under any judgment, order, decree, law, rule, regulation or other restriction of any court, government or governmental agency relating to the Assets.

                2. There are no actions, suits, or proceedings pending or, to the knowledge of Purchaser, threatened which, individually or in the aggregate, would have a material adverse effect on or which would seek to question, delay or prevent the consummation of, or materially impair the ability of Purchaser to consummate, the transactions contemplated hereby.

                3. There are no authorizations, approvals, consents or waivers required to be obtained from, or notices or filings required to be given to or made with, any government, governmental agency or third party for the consummation by Purchaser of the transactions contemplated hereby.

                4. Upon consummation of the transactions contemplated hereby, the Shares will be, and upon the exercise of the Warrant (assuming the Seller has paid the exercise price therefor), the shares of Common Stock issuable thereunder will be, fully paid and non-assessable, and issued to the Seller free and clear of all liens, encumbrances, or claims of any kind or nature whatsoever.

                5. To the best of Purchaser's actual knowledge, neither this Agreement, nor any certificate, exhibit or other written document provided to Seller by Purchaser with respect to the transactions contemplated hereby contains any untrue statement of a material fact nor omits nor misstates any material fact which may reasonably be expected to materially and adversely affect its ability to consummate the transactions contemplated hereby.

                6. No reports, schedules, forms, statements, exhibits and other documents filed by the Purchaser with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (copies of which have been made available by the Purchaser to the Seller prior to the date hereof) contains any untrue statement of a material fact nor omits nor misstates any material fact, except as qualified or modified by subsequent reports filed by the Purchaser with the Securities and Exchange Commission or by other public disclosure.

VI.     Covenants

        A.      Liability of The Parties

                1.      Liability of Seller

                        Seller shall be liable for and shall indemnify, defend and hold Purchaser harmless from and against any and all actual or threatened:

                        a. actions, suits, liabilities, expenses (including reasonable attorneys' fees), charges, obligations, claims, taxes, assessments, amounts in judgment or settlement, installment and lease payments and any sums due or owing or which may become due or owing, together with any penalties or interest, applicable to or arising out of Seller's possession, ownership, use or transfer of the Assets and operation of the Business prior to the date hereof, other than the Assumed Liabilities; provided, however, any liability of Seller pursuant to Section V.B.5 hereof as a result of anticipating art not made of record to the U.S. Patent and Trademark Office during prosecution thereof and known to Purchaser or its employees or agents as of the date of this Agreement shall arise only if a patent included in the Assets is found to be invalid or unenforceable by a court of competent jurisdiction and any such Seller's liability with respect thereto shall be limited to $500,000 less any net profits (defined as Net Royalty Revenue (as defined in Attachment 7 to this Agreement) less royalties paid to Seller) realized by the Purchaser from: (i) licensing of the Assets or (ii) sales of products incorporating the technology of the Assets; and

                        b. actions, suits, liabilities, expenses (including reasonable attorneys' fees), charges, obligations, claims and amounts in judgment or settlement arising out of the products of the Business made and sold by Seller.

                2.      Liability of Purchaser

                        Purchaser shall be liable for and shall indemnify, defend and hold Seller harmless from and against any and all actual or threatened

                        a. actions, suits, liabilities, expenses (including reasonable attorneys' fees), charges, obligations, claims, taxes, assessments, amounts in judgment or settlement, installment and lease payments, and any sums due or owing or which may become due or owing, together with any penalties or interest applicable to or arising out of Purchaser's possession, ownership and/or use of the Assets and/or out of the Assumed Liabilities on or after the date hereof, except to the extent that the same relate to a breach by Seller of a representation or warranty under this Agreement or otherwise relate to a breach of this Agreement; and

                        b. actions, suits, liabilities, expenses (including reasonable attorneys' fees), charges, obligations, claims and amounts in judgment or settlement arising out of the products made or sold by Purchaser.

                3.      Negligence or Misconduct of Purchaser or Seller

                        Each party shall indemnify, and hold the other harmless from and against any loss, expense, damage, liability or claim to the extent caused by such indemnifying party's negligence or misconduct during the performance of its obligations under this Agreement.

                4.      Limitation of Liability

                        In no event shall either party seek or be entitled to an award of exemplary or punitive damages against the other.

        B.      Cooperation

                Each party agrees to provide to the other party, at such other party's request, reasonably required assistance in the defense or settlement of the matters referenced in Article VI.A.

        C.      Public Communications

                The Seller will cooperate with Purchaser, if necessary, with respect to the making of a public communications release relating to this Agreement. Except as may be required by applicable law, Seller and its affiliates, parents or subsidiaries shall not issue any press releases or other public communications relating to this Agreement or the transactions contemplated hereunder without the prior written consent of the Purchaser. In the event that any such press release or other public communication shall be required by applicable law, Seller shall first consult in good faith with the Purchaser with respect to the form and substance of such release or communication.


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

        D.      Bulk Sales

                Seller and Purchaser agree to waive compliance with Article 6 of the Uniform Commercial Code to the extent, if any, that it is applicable to the transactions contemplated hereby.

        E.      Delivery of Assets.

                Seller will make all of the Assets transferred hereby available to Purchaser at Seller's location. Purchaser shall bear all costs and expenses of transporting the Assets to the location of Purchaser's choice.

VII.    Taxes on This Purchase

        A.      Sales and Other Transfer Taxes

                Seller shall be responsible for the payment of and shall pay all sales and other transfer taxes incurred in connection with the sale of the Assets. In the event that the transactions contemplated hereby are subject to such taxes, and Purchaser is required to pay such taxes, Purchaser shall pay such taxes and Seller shall reimburse Purchaser therefor. Each party shall cooperate with the other in its filing of any forms required to be filed with respect to the determination and payment of such sales taxes.

        B.      Other Taxes

                Seller shall be responsible for the payment of any other taxes, such as use taxes, in connection with the consummation of the transactions contemplated hereby and shall indemnify, defend and hold Purchaser harmless from and against all liability for such taxes and for any interest and penalties which may be assessed on account of their nonpayment or otherwise. Each party shall cooperate with the other in its filing of any forms required to be filed with respect to the determination and payment of such taxes.

VIII.   Additional Agreements; Opinions

        A. Concurrently with the execution of this Agreement, each party shall execute and deliver to the other the following (to the extent a party thereto):

                1. Assignment Agreement - Intellectual Property Other than Patents and Trademarks, in the form attached hereto as ATTACHMENT 2.

                2. Assignment Agreement - Trademarks, in the form attached hereto as ATTACHMENT 3.

                3. Assignment Agreement - Patents and Trademarks, in the form attached hereto as ATTACHMENT 4.

                4. Assignment Agreement - Contracts, in the form attached hereto as ATTACHMENT 5.

        B. On, or prior to the date hereof, Van Valkenberg Furber Law Group P.L.L.C., counsel to the Seller shall deliver, or shall have delivered, a legal opinion to the Purchaser in the form attached hereto as EXHIBIT B.

IX.     Miscellaneous

        A.      Expenses Generally

                Except as otherwise specifically provided herein and elsewhere in this Agreement, each party shall bear its own expenses incurred in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

        B.      Notices

                All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed duly given if delivered sent by registered or certified mail, postage prepaid, as follows, or to such other address or person as any Party may designate by notice to the other Party or Parties hereunder:

                      If to Seller:

                             VIP Labs(R)
                             969 Thomas Street
                             Seattle, WA  98109-5212
                             Attention:  William S. Taraday

                      with a copy to:

                             Van Valkenberg Furber Law Group P.L.L.C.
                             1325 4th Avenue, Suite 1200
                             Seattle, Washington 98101
                             Attention: William E. Van Valkenberg, Esq.

                      If to Purchaser:

                             SRS Labs, Inc.
                             2909 Daimler Street
                             Santa Ana, CA 92705
                             Attention:  Janet M. Biski,
                             Vice President and Chief Financial Officer
                      with a copy to:

                         Stradling Yocca Carlson & Rauth
                         660 Newport Center Drive, Suite 1600
                         Newport Beach, California 92660-6441
                         Attention: Nick E. Yocca, Esq.

        C.      Amendments; Waivers

                This Agreement may not be changed orally and, except as otherwise provided specifically herein, no waiver of compliance with any provision or condition and no consent provided for in this Agreement shall be effective unless evidenced by an instrument in writing duly executed by the proper party. Either party may at any time waive compliance by the other party with any covenants or conditions contained in this Agreement only by written instrument executed by the party waiving such compliance. No such waiver, however, shall be deemed to constitute the waiver of any such covenant or condition in any other circumstance or the waiver of any other covenant or condition.

        D.      Section Headings

                The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        E.      Counterparts

                This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        F.      Assignment

                This Agreement shall be binding upon and inure to the benefit of successors and assigns of Seller and Purchaser and Purchaser may freely assign its rights and obligations under this Agreement; provided that the obligations of Seller under this Agreement may not be assigned without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

        G.      Governing Law

                This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California without regard to California's conflict of law rules.

        H.      Disputes

                In lieu of litigation, all disputes under this Agreement shall be resolved as follows:

                        1.      Cooperation

                        The parties agree to cooperate with each other to attempt to settle all disputes arising under this Agreement without resort to arbitration.

                        2.      Arbitration

                        Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in a forum as selected by the party asserting the claim.

                        a. Procedure. Any party to this Agreement can initiate arbitration pursuant to this Agreement by serving notice on the other parties of an intent to arbitrate. The notice shall specify with particularity the claims or issues that are to be arbitrated. Within ten days of receipt of the notice by all parties, the parties shall use all reasonable efforts to obtain a list of available arbitrators from the local office of the Judicial Arbitration and Mediation Service ("JAMS") and select a mutually acceptable arbitrator. If the parties are unable to agree on an arbitrator within ten days, any party may petition the Presiding Judge of the forum's Superior Court to select a single arbitrator from the JAMS list. The parties shall have the discovery rights available under the forum's Civil Rules, subject to the limitation that each side shall be limited to no more than five depositions unless, upon a showing of good cause, the party can convince the arbitrator that more depositions should be permitted. It shall be the intention of the parties to select an arbitrator and set a schedule according to the following: (1) all discovery must be concluded within 120 days of the selection of an arbitrator, (2) the arbitration hearing must be concluded within 30 days of the close of discovery and it will be conducted in accordance with the forum's Rules of Evidence, and (3) the arbitrator's final decision shall be rendered within ten days of the final hearing day. Judgment upon the arbitrator's final award may be entered in any court having jurisdiction thereof.

                        b. Costs and Fees. The parties shall bear in equal shares the arbitrator's fees and costs. In those cases where the arbitrator's judgment consists solely of monetary damages, the prevailing party in the arbitration shall be awarded its reasonable attorneys' fees and all costs, other than the arbitrator's fees and costs. For the purpose of determining who is the prevailing party, each side will submit to the other a single written offer of settlement ten days prior to the start of the arbitration hearing and the party whose offer most closely resembles the arbitrator's award shall be deemed the prevailing party for the purpose of awarding attorneys' fees.

        I.      Entire Agreement; Supersedure

                This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        J.      Subsequent Invalidity, Illegality or Unenforceability

                In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

        IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be duly executed as of the date first above written.


SRS Labs, Inc.                        R.G.A. & Associates, Ltd. d/b/a ToteVision
                                      and VIP Labs(R)


/s/ STEPHEN V. SEDMAK                 /s/ WILLIAM S. TARADAY
--------------------------------      -----------------------------------------
Stephen V. Sedmak, President          William S. Taraday, President